EXHIBIT 10.A.1
AMENDMENT NO. 2 TO THE
EL PASO CORPORATION
1995 COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
     WHEREAS, El Paso Corporation (the “Company”) maintains the El Paso Corporation 1995 Compensation Plan for Non-Employee Directors (the “Plan”), which was amended and restated effective as of December 4, 2003; and
     WHEREAS, Section 9.7 of the Plan permits the Board of Directors or the Management Committee (as defined in the Plan) from time to time to amend the Plan, in whole or in part; and
     WHEREAS, the Management Committee, pursuant to the direction of the Board, desires to amend the Plan to permit the modification of prior form of payment elections in accordance with Treasury Notice 2007-86, and to ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended.
     NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows:
1.   Section 5.2 is amended by the adding of the following sentence to the end of thereof:
     “Notwithstanding the above, after December 31, 2004, no Participant shall be allowed to make any elections pursuant to this Section 5.2.”
2.   Section 6.5 is amended by adding a new paragraph to the end thereof, which shall read as follows:
“Notwithstanding the foregoing, with respect to any payments to be made as previously elected by the Participant in accordance with this Section 6.5, a Participant, in accordance with Internal Revenue Service and Treasury Notice 2007-86, “Notice of Additional 2008 Transition Relief under Section 409A,” may on or before December 31, 2008, change such previous election as to the form of payment (lump sum or periodic installments) and re-elect the form of payment, either a lump sum or periodic installments over a period of years (including a change in the number of years to be paid), and such re-election shall be irrevocable.”
3.   Section 6.6 is amended by adding a new paragraph to the end thereof, which shall read as follows:
“Notwithstanding the foregoing, with respect to any payments to be made as previously elected by the Participant in accordance with this Section 6.6, a Participant, in accordance with Internal Revenue Service and Treasury Notice 2007-86, “Notice of Additional 2008 Transition Relief under Section 409A,” may on or before December 31, 2008, change such previous election as to the form of payment (lump sum or periodic installments) and re-elect the form of payment, either a lump sum or periodic installments over a period of years (including a change in the number of years to be paid), and such re-election shall be irrevocable.”
4.   Section 6.7 is amended in its entirety to read as follows:
     “6.7 Acceleration of Payment of Deferred Cash and Deferred Common Stock
    (a) In the event of a Participant’s death or Permanent Disability, notwithstanding the Participant’s elections made with respect to form of distribution under Section 6.5 and 6.6, the balance of the Participant’s Deferred Memorandum Account shall be distributed in full as soon as practicable (but in no event later than thirty (30) days) following the Participant’s death or Permanent Disability.
    (b) Subject to Section 409A of the Code, in case of an unforeseeable emergency, a Participant may request a distribution from the Participant’s Deferred Memorandum Account earlier than the date to which it was deferred.
    For purposes of this Section 6.7(b), an “unforeseeable emergency” shall be limited to a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, amounts distributed with respect to an unforeseeable emergency may not exceed amounts necessary to satisfy such emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved: (i) through reimbursement or compensation by insurance or otherwise or (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship.
    The Management Committee shall consider any requests for payment on the basis of an unforeseeable emergency under this Section 6.7(b) on a uniform and nondiscriminatory basis and in accordance with the standards of interpretation described in Section 457 of the Code and the regulations thereunder.”
5.   Section 7.2 is removed from the Plan.
6.   Section 9.4 is amended in its entirety to read as follows:
     “9.4 Permanent Disability
    A Participant shall be deemed to have become “Permanently Disabled” if the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan of the Company.”
7.   Section 9.11 is amended in its entirety to read as follows:
     “9.11 Impact of Future Legislation or Regulations
    This Plan is intended to be operated in compliance with Section 409A of the Code. The terms of this Plan should be interpreted to comport with Section 409A and any guidance issued by the Secretary of the Treasury or the Internal Revenue Service interpreting Section 409A. If necessary, the terms of this Plan shall be amended to comply with such future guidance.”
     IN WITNESS WHEREOF, this Amendment has been executed by the undersigned, thereunto duly authorized, and is made effective as of January 1, 2008.

EL PASO CORPORATION
By:	/s/ Susan B. Ortenstone
Susan B. Ortenstone
Its:	Senior Vice President, Human Resources
Date:	December 10, 2008

Attest:

By:	/s/ Marguerite Woung-Chapman
Corporate Secretary